News Release Questar Corporation 333 South State Street P.O. Box 45433 Salt Lake City, UT 84145-0433
Exhibit 99.1

July 30, 2014
(N)
NYSE:STR
14-14

Contact:    Tony Ivins
Business:    (801) 324-5218
Media:        Chad Jones
Business:    (801) 324-5495

James McManus Appointed to Questar Board of Directors

SALT LAKE CITY - Questar Corp. (NYSE:STR) announced today that the company’s board of directors appointed James T. McManus II to serve as a Questar director. Mr. McManus is the chairman, CEO and president of Energen Corporation (NYSE:EGN). His appointment to Questar’s board, effective Oct. 1, 2014, will expire at the 2015 annual meeting of shareholders, at which time his continued service will be subject to shareholder approval.

“We’re very fortunate to add James to our board,” said Questar Chairman and CEO Ron Jibson. “His knowledge and voice are respected throughout our industry, and his experience growing Energen makes him a great fit for Questar.”

McManus has been with Energen, a Birmingham, Alabama-based oil and gas exploration and production company, since 1986. He has held numerous senior-level positions and was elected CEO in July 2007 and Chairman in January 2008. In 1997 he became President and COO of Energen Resources and, over the next decade, led the growth of the E&P company from a small niche player in coalbed-methane development in Alabama to one of the top independent oil and gas producers in the United States. Prior to joining Energen, he worked with PricewaterhouseCoopers.

McManus serves on the board of the National Petroleum Council (NPC), American Gas Association (AGA), America’s Natural Gas Alliance (ANGA), U.S. Oil and Gas Association and American Exploration Production Council (AXPC). He is past director of the Independent Producers Association of America (IPAA) and Gas Technology Institute (GTI).

Questar Corp. is a Rockies-based integrated natural gas company with an enterprise value of $5.6 billion, headquartered in Salt Lake City. Questar develops, transports and delivers natural gas.

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For more information, visit Questar’s internet site at: http://www.questar.com.